Exhibit 99.1

Purple Innovation Reports Second Quarter 2023 Results

Largest Product Introduction Points Business in the Right Direction

Lehi, Utah, August 9, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure™ Mattress,” today announced results for the second quarter ended June 30, 2023.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2022)1

●	Net revenue decreased 16.1% to $120.9 million compared to $144.1 million.
o	Wholesale revenue decreased 15.5% and Direct-to-Consumer (DTC) revenue decreased 16.6%.
●	Gross margin decreased 210 basis points to 31.8% compared to 33.9%.
o	Excluding discounts and transitional costs associated with the new product transition, second quarter 2023 adjusted gross margin was 38.6%
●	Operating expenses were $75.7 million, or 62.7% of revenue compared to $60.9 million, or 42.3% of revenue.
o	Advertising spend increased 6.0% to $20.1 million, compared to $18.9 million.
●	Operating loss was $(37.3) million compared to an operating loss of $(12.1) million.
●	Net loss was $(37.5) million as compared to $(8.3) million.
o	Adjusted net loss was $(21.1) million, or $(0.20) per diluted share as compared to $(8.8) million, or $(0.11) per diluted share.
●	EBITDA was $(31.3) million compared to $(8.0) million.
o	Adjusted EBITDA was $(18.5) million compared to $(0.3) million.
●	Cash and cash equivalents were $26.9 million at June 30, 2023.
●	New, less restrictive debt facility signed on August 7, 2023, as disclosed in the second quarter 10-Q

“This was an important quarter for Purple Innovation, marked by the largest product and brand refresh in the company’s history as we introduced 11 all-new, innovative products supported by a more premium brand position,” said Chief Executive Officer Rob DeMartini. “This new ‘Path to Premium Sleep’ strategy, while not immediately evident in our topline results due to the mid-quarter timing of the launch and ongoing industry-wide pressures, demonstrated several positive indications to reinforce that we have set the right course for the next stage of growth for the Company. June, the first full month with our new product in-market, was the strongest month of 2023 with a revenue run rate up 18% to the first 5 months of the year, and we’ve seen that momentum continue into the third quarter. This budding momentum, along with the continued rollout of our new product with additional wholesale partners in the coming months, positions us to deliver improved results in the second half of the year.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Second Quarter 2023 Review

Second quarter 2023 net revenue decreased 16.1% to $120.9 million, compared to $144.1 million in the second quarter of 2022. This decrease was primarily due to softening demand for home-related products, inflationary pressure on discretionary consumer spending, forward buying of consumers in recent years, industry-standard price reductions on the sell-in of new mattress and adjustable base floor models to wholesale partners, and increased discounting of discontinued models sold through our DTC channels. By channel, wholesale revenue decreased 15.5% and DTC revenue decreased 16.6%. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 16 showrooms over the previous 12 months.

Gross margin for the second quarter 2023 decreased to 31.8% compared to 33.9% in the year ago period. Excluding discounts and one-time costs associated with the product transition, gross margin in the current year quarter was 38.6%. These discounts and costs include industry standard price reductions on the sell-in of new mattress floor models to wholesale partners coupled with increased discounting of discontinued models sold through our DTC channels as we transitioned to our new premium and luxury product lineups. The 470-basis point improvement year-over-year was driven by the ongoing realization of efficiency and cost saving initiatives put in place during the first half of 2022.

Operating expenses were $75.7 million, or 62.7% of net revenue for the second quarter of 2023 compared to $60.9 million, or 42.3% of net revenue in the year ago period. This increase in operating expenses was largely driven by an increase in legal and professional fees of $8.2 million incurred by the Special Committee, including a $4.0 million accrual made in the second quarter of 2023 for the settlement amount owed to Coliseum. Marketing and sales expenses were higher in the second quarter as management increased advertising spend to align with the launch of our new premium and luxury product lineup in May 2023.

Operating loss was $(37.3) million for the second quarter 2023 compared to $(12.1) million in the prior year period.

Net loss attributable to Purple Innovation, Inc. was $(37.5) million for the second quarter 2023 compared to $(8.3) million in the year ago period. As previously disclosed, the Company determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ending June 30, 2023, there was no change in the fair value of warrant liabilities, while for the three months ended June 30, 2022, the Company recognized a non-cash gain of $0.4 million associated with the change in fair value of warrant liabilities. As of June 30, 2023, all outstanding warrants have expired.

Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including losses associated with the extinguishment of debt and the expenses incurred by the Board’s Special Committee, was $(21.1) million, or $(0.20) per diluted share, compared to $(8.8) million, or $(0.11) per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 31.7% for the comparable prior year period.

EBITDA for the second quarter 2023 was $(31.3) million compared to $(8.0) million in the second quarter 2022. Adjusted EBITDA, which excludes the expenses of the Board’s Special Committee, legal fees, non-cash stock-based compensation, severance and showroom opening costs, was $(18.5) million compared to Adjusted EBITDA of $(0.3) million in the prior year period.

Balance Sheet

As of June 30, 2023, the Company had cash and cash equivalents of $26.9 million compared to $41.8 million as of December 31, 2022. The decrease was driven primarily by cash used in operations of $38.1 million, capital expenditures of $5.8 million primarily related to additional investments made in our manufacturing facilities and the repayment of the full $24.7 million outstanding on the term loan. This was partially offset by cash provided from net proceeds of $57.0 million received from the public offering completed in February 2023. Inventories as of June 30, 2023 totaled $78.4 million compared with $73.2 million as of December 31, 2022.

On August 7, 2023, the Company closed on a new debt facility consisting of a $25 million term loan with Callodine Commercial Finance and an ABL credit agreement led by Bank of Montreal that provides up to $50 million in financing. This facility, which replaces Purple’s prior credit agreement, is less restrictive, including no minimum EBITDA requirement, allowing for more flexibility to invest in accelerating growth initiatives and increasing market share.

2023 Outlook

Based on results for the first half of 2023 and a more cautious view of industry demand for the remainder of the year, the Company is adjusting its outlook. It now expects net revenue to be in the range of $560 to $590 million and adjusted EBITDA between $(10) million and breakeven.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 9, 2023 at 4:30 p.m. Eastern Time. To access the call dial (844) 825-9789 (domestic) or (412) 317-5180 (international). The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple's GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in over 57 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in expanded product lines, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter and growth in the second half of the year; expected improvement in margin rates; our ability to successfully execute on improvement strategies, including right-sizing our cost structure and improving supply chain and manufacturing efficiency, and related impacts on our operating results; expected improvements in our operating performance, including wholesale relationships; demand for our products; expectations regarding consumer behavior; the timing and impact of the introduction of new product lines; the adequacy of our cash other capital resources; and expected financial and operating results for the full year 2023, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2023 as amended on Form 10-K/A filed with the SEC on May 1, 2023, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Adjusted gross margin is a non-GAAP financial measure that removes the impact of reduced revenues relating to the sales of floor model mattresses and adjustable bases and increased one-time costs associated with the transition to our new Premium and Luxe product lineups. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached tables for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the second quarter and full year 2023, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$26,949	$41,754
Accounts receivable, net	22,769	34,566
Inventories, net	78,402	73,197
Prepaid expenses	5,669	7,821
Other current assets	3,881	4,117
Total current assets	137,670	161,455
Property and equipment, net	131,493	136,673
Operating lease right-of-use assets	99,858	102,541
Goodwill	5,021	4,897
Intangible assets, net	23,688	26,221
Other long-term assets	2,958	1,546
Total assets	$400,688	$433,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,742	$46,441
Accrued sales returns	4,197	5,107
Accrued compensation	4,190	6,691
Customer prepayments	5,477	4,452
Accrued sales and use tax	1,674	2,978
Accrued rebates and allowances	5,827	9,804
Operating lease obligations – current portion	14,390	13,708
Other current liabilities	7,359	8,130
Total current liabilities	91,856	97,311
Debt	—	23,657
Operating lease obligations, net of current portion	113,549	115,599
Other long-term liabilities, net of current portion	17,717	17,876
Total liabilities	223,122	254,443
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 105,045 issued and outstanding at June 30, 2023 and 91,380 issued and outstanding at December 31, 2022	11	9
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at June 30, 2023 and 448 issued and outstanding at December 31, 2022	—	—
Additional paid-in capital	589,145	529,466
Accumulated deficit	(412,323)	(351,514)
Total stockholders’ equity attributable to Purple Innovation, Inc.	176,833	177,961
Noncontrolling interest	733	929
Total stockholders’ equity	177,566	178,890
Total liabilities and stockholders’ equity	$400,688	$433,333

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues, net	$120,872	$144,109	$230,244	$287,288
Cost of revenues	82,408	95,297	148,557	186,850
Gross profit	38,464	48,812	81,687	100,438
Operating expenses:
Marketing and sales	46,379	40,373	84,552	90,332
General and administrative	26,437	18,779	50,104	36,667
Research and development	2,925	1,748	6,297	3,891
Total operating expenses	75,741	60,900	140,953	130,890
Operating income (loss)	(37,277)	(12,088)	(59,266)	(30,452)
Other income (expense):
Interest expense	(352)	(707)	(554)	(1,730)
Other income (expense), net	37	(136)	110	(119)
Change in fair value – warrant liabilities	—	346	—	4,274
Loss on extinguishment of debt	—	—	(1,217)	—
Total other income (expense), net	(315)	(497)	(1,661)	2,425
Net loss before income taxes	(37,592)	(12,585)	(60,927)	(28,027)
Income tax benefit (expense)	(72)	4,175	(144)	5,986
Net loss	(37,664)	(8,410)	(61,071)	(22,041)
Net loss attributable to noncontrolling interest	(155)	(70)	(262)	(199)
Net loss attributable to Purple Innovation, Inc.	$(37,509)	$(8,340)	$(60,809)	$(21,842)

Net loss per share:
Basic	$(0.36)	$(0.10)	$(0.60)	$(0.29)
Diluted	$(0.36)	$(0.10)	$(0.60)	$(0.29)

Weighted average common shares outstanding:
Basic	105,079	82,703	101,760	74,924
Diluted	105,079	83,151	101,760	75,372

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(37,664)	$(8,410)	$(61,071)	$(22,041)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,007	3,741	12,890	7,583
Non-cash interest	416	212	686	360
Change in fair value - warrant liabilities	—	(346)	—	(4,274)
Stock-based compensation	1,661	1,275	2,853	1,817
Deferred income taxes	—	(4,249)	—	(6,161)
Changes in operating assets and liabilities:
Accounts receivable	(8,657)	(2,572)	11,467	(6,148)
Inventories, net	9,423	20,940	(5,061)	13,804
Prepaid inventory and other assets	2,049	2,460	2,952	3,481
Operating lease, net	239	3,760	1,315	4,178
Accounts payable	2,081	(21,127)	3,304	(37,027)
Accrued sales returns	79	(35)	(910)	(2,005)
Accrued compensation	(5,598)	(2,403)	(2,709)	354
Customer prepayments	2,624	271	1,025	(5,722)
Accrued rebates and allowances	2,845	306	(3,977)	(2,854)
Other accrued liabilities	(55)	(2,346)	(2,034)	1,851
Net cash provided by (used in) operating activities	(24,550)	(8,523)	(38,053)	(52,804)

Cash flows from investing activities:
Purchase of property and equipment	(2,500)	(11,602)	(5,443)	(24,233)
Investment in intangible assets	(225)	(1,375)	(380)	(1,822)
Net cash used in investing activities	(2,725)	(12,977)	(5,823)	(26,055)

Cash flows from financing activities:
Payments on term loan	—	—	(24,656)	(2,531)
Payments on revolving line of credit	—	—	—	(55,000)
Payments for debt issuance costs	—	—	(2,898)	(1,242)
Proceeds from stock offering	—	—	60,300	93,125
Payments for public offering costs	(201)	(29)	(3,301)	(259)
Proportional Representation Preferred Linked Stock redemption fee	(105)	—	(105)	—
Tax receivable agreement payments	—	—	(269)	(5,847)
Proceeds from exercise of stock options	—	—	—	166
Net cash provided by (used in) financing activities	(306)	(29)	29,071	28,412

Net increase (decrease) in cash	(27,581)	(21,529)	(14,805)	(50,447)
Cash, beginning of the period	54,530	62,698	41,754	91,616
Cash, end of the period	$26,949	$41,169	$26,949	$41,169

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$(187)	$482	$(226)	$1,345
Cash paid during the period for income taxes	$15	$175	$58	$219

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$3,209	$3,648	$3,209	$3,648
Accrued distributions	$—	$228	$—	$228

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, adjusted net income per diluted share and adjusted gross profit. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs, vendor separation fee, showroom opening costs, new production facility start-up costs and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

GAAP net income (loss)	$(37,664)	(8,410)	(61,071)	(22,041)
Interest expense	352	707	554	1,730
Income tax (benefit) expense	72	(4,175)	144	(5,986)
Other income, net	(37)	136	(110)	119
Depreciation and amortization	6,007	3,741	12,890	7,583
EBITDA	(31,270)	(8,001)	(47,593)	(18,595)
Adjustments:
Change in fair value - warrant liability	—	(346)	—	(4,274)
Loss on extinguishment of debt	—	—	1,217	—
Stock-based compensation expense	1,661	1,275	2,853	1,817
Vendor separation fee	—	3,136	1,050	3,136
Legal fees	1,395	104	2,745	266
Board special committee fees	8,298	—	14,160	—
Acquisition expenses	65	—	65	—
Executive interim and search costs	1,013	1,356	1,802	3,070
Severance costs	267	1,191	635	2,469
Showroom opening costs	39	900	96	1,576
New production facility start-up costs	—	85	—	348
COVID-19 related expenses	—	2	—	331
Adjusted EBITDA	$(18,532)	$(298)	$(22,970)	$(9,856)

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(37,664)	$(8,410)	$(61,071)	$(22,041)
Income tax (benefit) expense, as reported	72	(4,175)	144	(5,986)
Loss on extinguishment of debt	—	—	1,217	—
Board special committee fees	8,298	—	14,160	—
Change in fair value – warrant liabilities	—	(346)	—	(4,274)
Adjusted net income (loss) before income taxes	(29,294)	(12,931)	(45,550)	(32,301)
Adjusted income tax benefit (expense)(1)	7,587	4,106	11,797	6,977
Adjusted net income (loss)	$(21,107)	$(8,825)	$(33,753)	$(25,324)

Adjusted net income (loss) per share, diluted	$(0.20)	$(0.11)	$(0.33)	$(0.34)

Adjusted weighted-average shares outstanding, diluted(2)	105,507	83,151	102,188	75,372

(1)	Represents the estimated effective tax rate of 25.9% for the three and six months ended June 30, 2023, and 31.74% and 21.6% for the three and six months ended June 30, 2022, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended
	June 30, 2023			June 30, 2022
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(37,509)	105,079	$(0.36)	$(8,340)	83,151	$(0.10)
Assumed exchange of shares(2)	(155)	428		(70)	—
Net income (loss)	(37,664)			(8,410)
Adjustments to arrive at adjusted income (loss) before taxes(3)	8,370			(4,521)
Adjusted income (loss) before taxes	(29,294)			(12,931)
Adjusted income tax benefit(4)	7,587			4,106
Adjusted net income (loss)	$(21,107)	105,507	$(0.20)	$(8,825)	83,151	$(0.11)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% and 31.7% for the three months ended June 30, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Six Months Ended
	June 30, 2023			June 30, 2022
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(60,809)	101,760	$(0.60)	$(21,842)	75,372	$(0.29)
Assumed exchange of shares(2)	(262)	428		(199)	—
Net income (loss)	(61,071)			(22,041)
Adjustments to arrive at adjusted income before taxes(3)	15,521			(10,260)
Adjusted income before taxes	(45,550)			(32,301)
Adjusted income tax benefit (expense)(4)	11,797			6,977
Adjusted net income	$(33,753)	102,188	$(0.33)	$25,324	75,372	$(0.34)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% and 21.6% for the six months ended June 30, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Margin

A reconciliation of GAAP gross margin to the non-GAAP adjusted gross margin is provided below. Adjusted gross margin represents gross margin removing the impact in the second quarter 2023 of industry-standard price reductions on the sell-in of new mattress and base floor models to wholesale partners, and increased discounting of discontinued models sold through our wholesale and DTC channels. In addition, adjusted gross margin excludes certain one-time costs associated with the new product transition. There was no new product transition activity in the second quarter 2022. We believe adjusted gross margin provides additional useful information with respect to the impact of the new model transition and provides meaningful measures of our operating performance.

	Three Months Ended June 30,
	2023	2022
Revenues, net, as reported	$120,872	$144,109
Effect of price reductions and discounts	9,700	—
Revenue, net, as adjusted	130,572	144,105

Cost of revenues, as reported	$82,408	$95,297
One-time costs associated with the new product transition	(2,200)	—
Costs of revenues, as adjusted	80,208	95,297

Gross margin, as reported	$38,464	$48,812
Gross margin percent	31.8%	33.9%

Adjusted gross margin	$50,364	$48,812
Adjusted gross margin percent	38.6%	33.9%